Exhibit 10.1
AMENDMENT NUMBER THREE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Share and Asset Purchase Agreement with CAE USA Inc. and CAE Inc. (collectively, “Purchaser”) dated as of February 27, 2021 pursuant to which L3Harris and its subsidiary are selling to Purchaser, (i) its wholly owned subsidiary, L3 Doss Aviation, Inc. and (ii) certain assets related to L3Harris’ military aviation training business operated within its Link Training and Simulation division of its Military Training sector of its Aviation Systems segment (such agreement, as it may be amended from time to time, the “Purchase Agreement”);

WHEREAS, as a result of such sale all “Continuing U.S. Employees” (for all purposes of this Amendment, as such term is defined in the Purchase Agreement) will cease to participate in the Plan;

WHEREAS, the Purchase Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Purchase Agreement), each Continuing U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Purchase Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Purchase Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

10.    Divestiture of the Link Military Aviation Training Business

(a) In General. The Company has entered into a Share and Asset Purchase Agreement with CAE USA Inc. and CAE Inc. (collectively, “CAE”) dated as of February 27, 2021 pursuant to which the Company and its subsidiary will sell to CAE, (i) its

Exhibit 10.1
wholly owned subsidiary, L3 Doss Aviation, Inc. and (ii) certain assets related to the Company’s military aviation training business operated within its Link Training and Simulation division of its Military Training sector of its Aviation Systems segment (such agreement, as it may be amended from time to time, the “Link Purchase Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Link Purchase Agreement), the “Continuing U.S. Employees” (as such term is defined in the Link Purchase Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 12th day of May, 2021.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits

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